Exhibit 99.1

Bright Mountain Media Provides Preliminary Financial Results; Expects Revenues to Increase an Estimated 130% to Record of Approximately $16 Million in FY2020

Boca Raton, FL, May 27, 2021 — Bright Mountain Media, Inc. (OTCQB: BMTM), an end-to-end digital media and advertising services platform, today announced preliminary unaudited financial results for the year ended December 31, 2020.

Preliminary revenues for the year ended December 31, 2020 increased an estimated 130% to approximately $16 million, as compared to revenue of $7.0 million in the previous year. The increase in revenue was primarily due to continued platform growth, including from the acquisition of the Company’s publishing division Wild Sky Media. For the full year 2020, preliminary net loss from operations before tax is expected to be in a range between $75-$80 million, primarily driven by non-cash impairment charges of approximately $61 million.

“2020 was a year of innovation, revenue growth and expansion of our leading end-to-end digital media and advertising services platform,” said Kip Speyer, Chairman and Chief Executive Officer of Bright Mountain Media. “Our progress was highlighted by our strategic rollup strategy that drove growth and the potential for long-term shareholder value creation.

“Operationally, the end of 2020 saw the ongoing integration of Wild Sky Media post-acquisition that has provided unique synergies and efficiencies. Wild Sky Media’s diverse website portfolio and greater than 100 million page views per month is continuing to drive broad growth across a diverse array of demographics. We expect momentum to build in 2021 as the digital advertising landscape rebounds with the anticipated ongoing reopening of the economy.

“The year culminated with the appointment two prominent business leaders to our Board of Directors, Pamela J. Parizek and Gretchen M. Tibbits. Gretchen brings with her over 25 years of experience in management, strategy and mergers and acquisitions, and Pamela has over 30 years of experience in strategic advisory, compliance, accounting, and financial reporting. Both are expanding the breadth and depth of our reach in a significant way as we move forward into 2021.

“Looking ahead, we are diligently working to file our annual report and continue to seek potential acquisition candidates that fit our highly selective requirements, are accretive, reasonably valued and complementary to our core business. With a robust pipeline, strategic growth initiatives in place, and strong revenue growth, we are well positioned to drive forward our business in 2021 and beyond,” concluded Speyer.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) is an end-to-end digital media and advertising services platform, efficiently connecting brands with targeted consumer demographics through the removal of middlemen in the advertising services process. The Company’s publishing division, led by Wild Sky Media, offers significant global reach through hyper-engaging content and multicultural audiences, reaching over 230 million users monthly as it tells the unique stories of our most diverse generation. The Company’s robust portfolio of websites includes Mom.com, CafeMom, LittleThings, MamásLatinas and many more. For more information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes, “ and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions., and the realization of any expected benefits from such acquisitions You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission on May 14, 2020 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Contact:
Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
949-259-4987
BMTM@mzgroup.us
www.mzgroup.us